Final Term Sheet Dated June 8, 2026

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433

relating to the
Preliminary Prospectus Supplement

dated June 8, 2026 and

Prospectus dated February 6, 2026

Registration Statement No. 333-293246

Amazon.com, Inc.

3.400% Notes due 2029

3.700% Notes due 2031

4.000% Notes due 2033

4.350% Notes due 2036

5.000% Notes due 2056

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)
Security Type:	SEC registered
Expected Ratings*:	A1 by Moody’s Investor Service, Inc. AA by Standard & Poor’s Ratings Services AA- by Fitch Ratings Inc.
Trade Date:	June 8, 2026
Settlement Date (T+4)**:	June 12, 2026
Joint Book-Running Managers:	J.P. Morgan Securities LLC RBC Dominion Securities Inc. Scotia Capital Inc. TD Securities Inc.
Co-Managers:

Citigroup Global Markets Canada Inc.

HSBC Securities (USA) Inc.

Merrill Lynch Canada Inc.

Wells Fargo Securities Canada, Ltd.

Deutsche Bank Securities Inc.

Barclays Capital Canada Inc.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

Morgan Stanley Canada Limited

SG Americas Securities, LLC

BBVA Securities Inc.

NatWest Markets Securities Inc.

Mizuho Securities Canada Inc.

SMBC Nikko Securities Canada, Ltd.

Title:

3.400% Notes due 2029 (the “2029 Notes”)

3.700% Notes due 2031 (the “2031 Notes”)

4.000% Notes due 2033 (the “2033 Notes”)

4.350% Notes due 2036 (the “2036 Notes”)

5.000% Notes due 2056 (the “2056 Notes”)

(collectively, the “Notes”)

Size:	2029 Notes: C$1,250,000,000 2031 Notes: C$2,500,000,000 2033 Notes: C$2,000,000,000 2036 Notes: C$3,500,000,000 2056 Notes: C$4,750,000,000

Maturity Date:	2029 Notes: June 12, 2029 2031 Notes: June 12, 2031 2033 Notes: June 12, 2033 2036 Notes: June 12, 2036 2056 Notes: June 12, 2056
Coupon (Interest Rate):

2029 Notes: 3.400% per annum, accruing from June 12, 2026

2031 Notes: 3.700% per annum, accruing from June 12, 2026

2033 Notes: 4.000% per annum, accruing from June 12, 2026

2036 Notes: 4.350% per annum, accruing from June 12, 2026

2056 Notes: 5.000% per annum, accruing from June 12, 2026

Yield to Maturity:	2029 Notes: 3.423% 2031 Notes: 3.714% 2033 Notes: 4.025% 2036 Notes: 4.375% 2056 Notes: 5.028%
Benchmark Bond:	2029 Notes: CAN 4.00% due March 1, 2029 2031 Notes: CAN 1.50% due June 1, 2031 2033 Notes: CAN 2.75% due June 1, 2033 2036 Notes: CAN 3.25% due June 1, 2036 2056 Notes: CAN 3.50% due December 1, 2057
Benchmark Bond Price and Yield:	2029 Notes: C$102.627 / 2.989% 2031 Notes: C$92.180 / 3.212% 2033 Notes: C$96.152 / 3.373% 2036 Notes: C$97.300 / 3.574% 2056 Notes: C$92.300 / 3.928%
Re-Offer Spread:

2029 Notes: +40 bps versus the applicable Government of Canada curve (“GoC Curve”); +43.4 bps versus the applicable Benchmark Bond, which includes a curve adjustment of +3.4 bps

2031 Notes: +50 bps versus the applicable GoC Curve; +50.2 bps versus the applicable Benchmark Bond, which includes a curve adjustment of +0.2 bps

2033 Notes: +65 bps versus the applicable GoC Curve; +65.2 bps versus the applicable Benchmark Bond, which includes a curve adjustment of +0.2 bps

2036 Notes: +80 bps versus the applicable GoC Curve; +80.1 bps versus the applicable Benchmark Bond, which includes a curve adjustment of +0.1 bps

2056 Notes: +110 bps versus the applicable Benchmark Bond

GoC Curve:

2029 Notes: CAN 4.00% due March 1, 2029 and CAN 3.50% due September 1, 2029

2031 Notes: CAN 1.50% due June 1, 2031 and CAN 1.50% due December 1, 2031

2033 Notes: CAN 2.75% due June 1, 2033 and CAN 3.25% due December 1, 2033

2036 Notes: CAN 3.25% due June 1, 2036 and CAN 5.00% due June 1, 2037

Interest Payment Dates:	Semi-annually in arrears on June 12 and December 12 of each year, beginning on December 12, 2026
Business Day Convention:

A “business day” is any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York, Toronto, Ontario, Canada, or Vancouver, British Columbia, Canada are authorized or required by law or executive order to close.

Following Business Day Convention:	If not a business day in New York, Toronto or Vancouver, then payment of a coupon or upon maturity or redemption will be made on the next business day with no adjustment.

Day Count Convention:	Actual/365 (Fixed) when calculating interest accruals during any partial interest period and 30/360 when calculating amounts due on any interest payment date (Actual/Actual Canadian Compound Method).
Optional Redemption:

Each series of Notes may be redeemed, in whole at any time or in part from time to time prior to the applicable Par Call Date (as set forth below) (or, in the case of the 2029 Notes, at any time prior to maturity), at the Issuer’s option (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the Canada Yield Price (as defined in the Issuer’s preliminary prospectus supplement dated June 8, 2026 (the “Preliminary Prospectus Supplement”)), plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the applicable Par Call Date, the Issuer may, at its option, redeem each series of Notes (other than the 2029 Notes), in whole at any time or in part from time to time (in C$1,000 increments, provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call Date:

2031 Notes: May 12, 2031 (one month prior to the maturity date of the 2031 Notes)

2033 Notes: April 12, 2033 (two months prior to the maturity date of the 2033 Notes)

2036 Notes: March 12, 2036 (three months prior to the maturity date of the 2036 Notes)

2056 Notes: December 12, 2055 (six months prior to the maturity date of the 2056 Notes)

Price to Public:

2029 Notes: 99.935% of the principal amount, plus accrued interest, if any

2031 Notes: 99.937% of the principal amount, plus accrued interest, if any

2033 Notes: 99.849% of the principal amount, plus accrued interest, if any

2036 Notes: 99.799% of the principal amount, plus accrued interest, if any

2056 Notes: 99.569% of the principal amount, plus accrued interest, if any

Redemption Upon a Tax Event:

In the event of certain developments affecting taxation, any series of Notes may be redeemed in whole, but not in part, at any time at the option of the Issuer, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, and any additional amounts then due and which will become due on the Notes of such series on the redemption date.

Form of Distribution in Canada:	The distribution of the Notes is being made on a private placement basis to purchasers in each of the provinces of Canada (the “Offering Jurisdictions”) under a Canadian offering memorandum dated June 8, 2026 (the “Canadian Offering Memorandum”), which will include the prospectus dated February 6, 2026, as supplemented by the final prospectus supplement of the Issuer to be dated June 8, 2026, that forms part of the registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). The distribution will be made in reliance on statutory exemptions from the prospectus requirements of Canadian securities laws applicable in each of the Offering Jurisdictions and, in particular, the Notes will only be sold in the Offering Jurisdictions pursuant to the “accredited investor exemption” (as defined in National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”)) to purchasers that are “accredited investors” (as such term is defined in NI 45-106 or Section 73.3 of the Securities Act (Ontario), as applicable), who purchase the Notes as principal (or are deemed to be purchasing as principal) and that are also “permitted clients” (as such term is defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations).

Form of Distribution in the United States:	The distribution of the Notes is being made pursuant to registration with the SEC under the U.S. Securities Act of 1933, as amended.

Resale Restrictions in Canada:

Resale of the Notes in Canada must be made in accordance with applicable Canadian securities laws which may require resales to be made in accordance with prospectus and dealer registration requirements or exemptions from the prospectus and dealer registration requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the Notes, both within and outside of Canada.

Except in the Province of Manitoba, unless permitted under Canadian securities legislation, a holder of the Notes must not trade the Notes before the date that is four months and one day after the later of (i) the date of distribution, and (ii) the date the issuer becomes a reporting issuer in any province or territory of Canada.

In the Province of Manitoba, unless otherwise permitted under applicable Canadian securities legislation or with the prior written consent of the applicable regulator, a holder of the Notes must not trade the security before the date that is twelve months and a day after the date the holder acquired the security.

The Issuer is not presently, and does not intend to become, a “reporting issuer”, as such term is defined under applicable Canadian securities laws, in any province or territory of Canada. The Issuer’s securities are not listed on any stock exchange or automated dealer quotation system in Canada and the Issuer does not intend to apply to list the Notes on any stock exchange or automated dealer quotation system in Canada.

Governing Law:	New York
Settlement/Form:	CDS Clearing and Depository Services Inc. / Book Entry (Global Note)
Trustee:	Computershare Trust Company, National Association
Paying Agent:	Computershare Trust Company of Canada
CUSIP / ISIN:	2029 Notes: 023135DU7 / CA023135DU78 2031 Notes: 023135DV5 / CA023135DV51 2033 Notes: 023135DW3 / CA023135DW35 2036 Notes: 023135DX1 / CA023135DX18 2056 Notes: 023135DY9 / CA023135DY90

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

** Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one New York business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any day prior to the business date before delivery will be required, by virtue of the fact that the Notes initially will settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

MIFID II and UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTOR AND ELIGIBLE COUNTERPARTIES ONLY TARGET MARKET / NO PRIIPs KID OR DISC DISCLOSURE DOCUMENT – Manufacturing target market is eligible counterparties and professional clients only (all distribution channels). No key information document (“KID”) under Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) or disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) has been prepared as the Notes are not available to retail investors in the European Economic Area or the United Kingdom.

The foregoing description of some of the terms of the Notes is not complete and is subject to, and qualified in its entirety by, reference to the Preliminary Prospectus Supplement and the accompanying base prospectus dated February 6, 2026 (the “Base Prospectus”) and the Issuer’s preliminary Canadian offering memorandum dated June 8, 2026, as applicable, which includes the Preliminary Prospectus Supplement and the Base Prospectus (collectively the “Preliminary Canadian Offering Memorandum”), and the documents incorporated and deemed to be incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Preliminary Prospectus Supplement, the Base Prospectus or the Preliminary Canadian Offering Memorandum. Prospective purchasers should review the Preliminary Prospectus Supplement, the Base Prospectus and the Preliminary Canadian Offering Memorandum, as applicable, for a more detailed description of some of the terms of the Notes. No person has been authorized to make any representation in connection with the offering other than as contained or incorporated by reference in the Preliminary Prospectus Supplement, the Base Prospectus and the Preliminary Canadian Offering Memorandum, and the Issuer and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of the Notes in the United States, it will do so through one or more U.S. registered broker dealers in accordance with the applicable U.S. securities laws and regulations.

The Issuer has filed a registration statement (including a prospectus) and a Preliminary Prospectus Supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement, the Base Prospectus, the Preliminary Canadian Offering Memorandum and, when available, the final prospectus supplement and the Canadian Offering Memorandum if you request them by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533; RBC Dominion Securities Inc. at 1-416-842-6311; Scotia Capital Inc. at 1-800-372-3930; or TD Securities Inc. at 1-800-263-5292.